Exhibit 4.5

SUSQUEHANNA BANCSHARES, INC.

11% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES, SERIES II

No. T-1

$50,010,000

SUSQUEHANNA BANCSHARES, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Trust Company, N.A., as Property Trustee (the “Property Trustee”) of Susquehanna Capital II, a statutory trust formed under the laws of the State of Delaware, or registered assigns, the principal sum of fifty million ten thousand dollars ($50,010,000) on March 23, 2040 or, if such day is not a Business Day, the following Business Day (the “Stated Maturity Date”).

The Company further promises to pay interest on said principal sum from March 16, 2010, or from the most recent interest payment date on which interest has been paid or duly provided for, semi-annually (subject to deferral as set forth herein) in arrears on March 23 and September 23 of each year (each, an “Interest Payment Date”), commencing September 23, 2010. The interest rate for each Interest Period will be 11% per annum until the principal hereof shall have become due and payable, plus Additional Interest (as defined in the Indenture referred to on the reverse hereof) on any overdue interest at the annual rate of 11%, compounded semi-annually, until the principal hereof is paid or duly provided for or made available for payment. “Interest Period” as used herein shall mean the period beginning on and including March 16, 2010, and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date. The amount of interest payable for any Interest Period shall be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of such delay). The term “interest” as used herein shall include semi-annual interest payments and Additional Interest on semi-annual interest payments not paid on the applicable Interest Payment Date, as applicable. Notwithstanding anything to the contrary set forth above, if the Maturity falls on a day that is not a Business Day, the payment of principal and interest payable on such date will be made on the next succeeding day that is a Business Day. No interest or other payment will accumulate for the period from and after the Maturity. A “Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (ii) a day on which the Corporate Trust Office of the Property Trustee or the Trustee under the Indenture is closed for business.

The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, which shall be (i) the Business Day next preceding such Interest Payment Date if (A) the Securities of this series are issued in the form of definitive Securities registered in the name of the Property Trustee and the Capital Securities are issued in the form of global securities or (B) the Securities of this series are issued in the form of global notes (following distribution to holders of the Capital Securities) or (ii) the fifteenth calendar day (whether or not a Business Day) preceding the Interest Payment Date if (A) the Securities of this series are not issued in definitive form registered in the name of the Property Trustee or (B) the Capital Securities are no longer issued in the form of global securities; provided, however, that interest payable on any Securities of this series at Maturity shall be paid to the Person to whom principal is paid. At the end of any Deferral Period, the Company shall pay all deferred interest on this Security (together with Additional Interest thereon) to the extent permitted by applicable law, to the Person in whose name this Security is registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period. Any interest installment not punctually paid or duly provided for when due shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be mailed, first-class, postage prepaid, to each Holder of this Security not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or self-regulatory organization, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right, at any time and from time to time prior to Maturity, to defer the payment of interest on this Security for one or more consecutive Interest Periods that do not exceed five years; provided that no Deferral Period shall extend beyond the Stated Maturity Date or the earlier repayment or redemption in full of this Security. At the end of any Deferral Period, the Company shall pay all deferred interest on this Security (together with Additional Interest thereon, if any, at the rate specified for this Security to the extent permitted by applicable law), to the Persons in whose name the Securities are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period. Upon termination of any Deferral Period and upon the payment of all deferred interest and any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period. The Company may elect to pay interest on any Interest Payment Date during any Deferral Period. The Company shall give written notice of its election to begin or extend any Deferral Period (i) if the Property Trustee is not the sole holder of this Security, to the Holders of this Security and the Trustee at least one Business Day prior to the next succeeding Interest Payment Date or (ii) if the Property Trustee is the sole Holder of this Security, to the Property Trustee and the Trustee at least one Business Day prior to the earlier of (a) the next Distribution Date or (b) the date the Administrative Trustees are required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of the Capital Securities of the record date for such Distribution Date or of such Distribution Date.

If an Event of Default has occurred and is continuing or the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing or the Company is in default regarding its payment of any obligation under the Guarantee Agreement, the Company shall not, and shall not permit any

Subsidiary, to: (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding any of the Company’s Capital Stock, (B) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any Parity Securities or other debt securities of the Company that rank junior upon the liquidation of the Company to this Security, or (C) make any guarantee payments with respect to any Guarantee by the Company if such Guarantee ranks on parity with or junior to this Security. Notwithstanding the foregoing, at any time, including during a Deferral Period, the Company may: (i) make dividends or distributions payable in its Capital Stock or rights to acquire its Capital Stock and any cash payments in lieu of fractional shares issued in connection therewith; (ii) make payments under the Guarantee Agreement; (iii) make any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or redeem or purchase any rights under any such plan; (iv) purchase Capital Stock related to (1) the issuance of Capital Stock or rights under any benefit plans for directors, officers, employees or consultants of the Company; (2) the issuance of Capital Stock or rights under a dividend reinvestment or stock purchase plan; (3) the issuance of Capital Stock, or securities convertible into Capital Stock, as consideration in an acquisition transaction that was entered into before the beginning of the Deferral Period; (v) exchange or convert (1) any class or series of the Company’s Capital Stock for any other class or series of its Capital Stock or (2) any class or series of the Company’s indebtedness for any class or series of its Capital Stock; or (vi) purchase fractional interests in shares of the Company’s Capital Stock pursuant to conversion or exchange provisions of such Capital Stock or the security being converted or exchanged.

Payment of the principal of and interest on this Security will be made at the principal corporate trust office or agency of the Trustee maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register; provided further, that for so long as this Security is held by the Property Trustee, payments of principal of and interest on the Security shall be made by wire transfer in immediately available funds to such account at the Property Trustee as the Property Trustee may designate in writing to the Securities Registrar at least one Business Day before the date such payment is due.

The Indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in Article XV of the Indenture and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior

Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ William J. Reuter
Name:	William J. Reuter
Title:	President and Chief Executive Officer

Attest:

/s/ Lisa M. Cavage
Lisa M. Cavage

Dated: March 16, 2010

This is one of the Securities referred to in the mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Raymond K. O’Neil
Name:	Raymond K. O’Neil
Title:	Senior Associate

Dated: March 16, 2010

[Signature Page to Junior Subordinated Debenture]

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 8, 2010, as supplemented by the first supplemental indenture thereto, dated as of March 16, 2010 (herein called the “Indenture”, and such first supplemental indenture dated as of March 16, 2010, herein called the “First Supplemental Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and First Supplemental Indenture thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, which series shall be in an initial aggregate principal amount of $50,010,000, which principal amount may be increased from time to time by the issuance of Add On Securities.

All terms used in this Security that are defined in the First Supplemental Indenture or in the Indenture shall have the meanings assigned to them in the First Supplemental Indenture or the Indenture, as the case may be.

The Company may, at its option, and subject to the terms and conditions of the First Supplemental Indenture and Article XI of the Indenture, redeem this Security, subject to any required approval of the Federal Reserve (if the redemption occurs prior to the Stated Maturity Date) and the terms and conditions of Article XI of the Indenture:

(1) in whole or in part, at any time on or after March 23, 2015 at a redemption price equal to 100% of its principal amount plus accrued and unpaid interest to the Redemption Date; and

(2) in whole but not in part, any time at a redemption price equal to 100% of its principal amount plus accrued and unpaid interest to the Redemption Date, within 90 days after the occurrence of a Capital Treatment Event or a Tax Event.

This Security shall be subject to partial redemption only in the amount of $1,000, or integral multiples thereof. In the event of redemption of this Security in part only, a new Security or Securities for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture. The provisions of Article XIII of the Indenture shall not apply to this Security.

So long as any of the Capital Securities remains outstanding, (i) no amendment or modification to the Indenture shall be made that adversely affects the holders of the Capital Securities in any material respect, and no termination of the Indenture shall occur, and no waiver of any Event of Default or waiver of compliance with any covenant under the Indenture applicable to this Security shall be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Capital Securities then outstanding, unless and until the principal of and all accrued and unpaid interest (including Additional Interest) on this Security shall have been paid in full and (ii) no amendment shall be made to Section 5.08 of the Indenture that would impair the rights of the holders of Capital Securities provided therein without the prior consent of the holders of each Capital Security then outstanding, unless and until the principal of and all accrued and unpaid interest (including Additional Interest) on this Security shall have been paid in full. Any such consent or waiver by without the consent of the holders of at least a majority of the aggregate Liquidation Amount of the Capital Securities then outstanding and the registered Holders of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default referred to in clause (1) of Section 5.01 of the Indenture occurs and is continuing, then, and in every such case, the Trustee or the Holders of not less than 25% in aggregate principal amount of Securities of this series may declare the principal amount of, and all accrued interest (including Additional Interest) on, all Securities of this series to be immediately due and payable, by a notice in writing to the Company (and to the Trustee if given by Holders); provided that, if, upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fail to declare the principal amount of, and all accrued interest (including Additional Interest) on, all Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then outstanding shall have the right to do so by a notice in writing to the Company and the Trustee, and upon any such declaration the same shall become immediately due and payable; and provided further that, if an Event of Default arising under subsection (3) or (4) of Section 5.01 of the Indenture occurs and is continuing, then, and in every such case, the principal amount of, and accrued interest (including Additional Interest) on, all Securities of this series will automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

If an Event of Default specified in Section 5.01(3) or 5.01(4) of the Indenture with respect to Securities of this series at the time Outstanding occurs, the principal amount of all the Securities of this series and the accrued interest (including any Additional Interest) on such Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. Payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XV notwithstanding that such amount shall become immediately due and payable as herein provided. In case of any other Event of Default, there shall be no right to declare the principal amount and the accrued interest (including Additional Interest) of the Securities of this series to be due and payable immediately.

No reference herein to the Indenture or the First Supplemental Indenture and no provision of this Security or of the Indenture or the First Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 5.02 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest herein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that, for United States federal, state and local tax purposes, it is intended that this Security constitute indebtedness.

THE INDENTURE, THE FIRST SUPPLEMENTAL INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8